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                                                                  EXHIBIT 10.66


                              EMPLOYMENT AGREEMENT


         AGREEMENT effective as of September 1, 1998, by and between CONSOLIDATED CAPITAL OF NORTH AMERICA, INC., a Colorado corporation having an address at 410 17th Street, Suite 400, Denver, Colorado 80202 ("Corporation") and RICHARD D. BAILEY ("Executive").

                               W I T N E S S E T H

         WHEREAS, the Corporation wishes to employ Executive, and Executive is willing to accept such employment, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein. the parties hereto agree as follows:

         1. Employment and Term. Subject to the terms and conditions of this Agreement, the Corporation agrees to employ Executive, and Executive hereby accepts employment by the Corporation, for a period of one year (the "Term") commencing on the date first written above; provided, however, that this Agreement and the Term of Executive's employment with the Corporation hereunder shall automatically be extended for one year commencing on the first anniversary of this Agreement and on each successive one year anniversary after the first anniversary unless Executive or the Corporation shall have given written notice to the other at least sixty (60) days prior to the end of the Term that the Term shall expire at the end of the initial Term or extended Term, as applicable. For purposes of this Agreement, the "Term" of this Agreement shall mean the initial term of this Agreement and (cumulatively) any and all one year extensions of the initial term of this Agreement. In the event of the exercise of any of the one-year extensions of this Agreement, Executive's salary and other compensation for the extension year shall be negotiated in good faith; and in the event that agreement is not reached by the beginning of the one-year extension period, then all of the terms of this Agreement in effect immediately prior to the commencement of the one-year extension shall be continued for the then-commencing year.

         2. Duties. During the Term, Executive shall serve as the President and Chief Operating Officer of the Corporation or in such other capacity or capacities as may be determined by the Board of Directors of the Corporation. If requested by the Board of Directors of the Corporation, Executive shall also serve, without additional compensation, as an officer or director of any subsidiary, affiliate or joint venture of the Corporation. Executive shall perform such duties and services as are incidental to the positions he holds or as he may, from time to time, be requested to hold by the Board of Directors of the Corporation. The Executive will devote his time, attention, skill, and energy to the business of the Corporation, will use his best efforts to promote the success of the Corporation's business, and will cooperate fully with the


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Board of Directors in the advancement of the best interests of the Corporation.
Nothing in this Section 2, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement to the extent such activities do not violate Section 9 of this Agreement.

         3. Base Salary. During the Term, the Corporation shall pay to Executive, in equal installments no less frequently than twice per month (or at such other intervals as are in effect from time to time for other executive officers of the Corporation), a base salary at the rate of $200,000 per year.

         4. Issuance of Stock Options. As part of the consideration for services hereunder on the date hereof, Executive shall be granted 1,000,000 options to purchase common shares of the Corporation (the "Options") under the Corporation's 1997 Stock Incentive Plan with an exercise price per share equal to the mean between the highest bid and lowest asked price on September 1, 1998. The Options shall vest as follows:

         (a)      250,000 options shall vest on September 1, 1998.

         (b) 250,000 options shall vest on December 1, 1999 provided that the following objectives are met:

                  (i) For the fiscal quarter ended September 30, 1999, the Corporation has revenues of $18.75 million or greater;

                  (ii) For the fiscal quarter ended September 30, 1999, the Corporation has positive EBITDA; and

                  (iii) As of December 1, 1999, the Corporation is in compliance with all financing covenants contained in any financing agreements.

         (c) 250,000 options shall vest on December 1, 2000 provided that the following objectives are met:

                  (i) For the fiscal quarter ended September 30, 2000, the Corporation has revenues of $37.5 million or greater;

                  (ii) For the fiscal quarter ended September 30, 2000, the Corporation has EBITDA of $1.25 million or greater;

                  (iii) As of December 1, 2000, the Corporation is in compliance with all financing covenants contained in any financing agreements; and

                  (iv) As of December 1, 2000, the Corporation's common shares have been listed for trading on the NASDAQ Small Cap Market or another larger market.

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         (d)      250,000 options shall vest on December 1, 2001 provided that the following objectives are met:

                  (i) For the fiscal quarter ended September 30, 2001, the Corporation has revenues of $50 million or greater;

                  (ii) For the fiscal quarter ended September 30, 2001, the Corporation has EBITDA of $2.5 million or greater;

                  (iii) As of December 1, 2000, the Corporation is in compliance with all financing covenants contained in any financing agreements; and

                  (iv) As of December 1, 2000, the Corporation has completed an underwritten secondary offering of its securities.

         The Options may be exercisable by Executive for a period of ten years from the date of grant, subject to the provisions of Section 7 of this Agreement. The terms of the Options shall be set forth in an Option Agreement between the Corporation and Executive (the "Option Agreement"). The Executive shall be entitled to retain and exercise any Options that vest on the December 1st immediately following the expiration of the initial or any extended term of this Agreement, as applicable (the "Expiration Date"), on such December 1st provided the forgoing vesting conditions are met notwithstanding the fact that the term of this Agreement shall be expired as of the Expiration Date. The Executive shall have no rights to any Options scheduled to vest after the December 1st immediately subsequent to the Expiration Date. The Executive shall also be entitled to the Options upon a termination of employment to the extent provided in Section 7 of this Agreement.

         5.       Additional Benefits.

         (a) Executive shall be eligible to receive discretionary bonuses in such amounts and at such times as shall be determined by the Board of Directors of the Corporation or any applicable committee of the Board.

         (b) The Executive will be permitted to participate in such pension, profit sharing, stock bonus, stock option, deferred compensation, life insurance, hospitalization, major medical and other benefit plans of the Corporation that may be in effect from the time, to the extent the Executive is eligible under the terms of those plans.

         (c) During the Term, Executive shall be entitled to three weeks of vacation, and in addition thereto such personal days, sick leave and other similar benefits in accordance with the policies of the Corporation from time to time in effect for executives of comparable expertise and authority.

         (d) Executive agrees that the Corporation may obtain key man life insurance with respect to Executive, and in connection therewith, agrees to submit to all reasonable and customary examinations by the provider of such life insurance.


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         (e) Executive shall be entitled to reimbursement for all normal and reasonable travel, entertainment and other expenses necessarily incurred by him in the performance of his duties hereunder. Executive shall be entitled to reimbursement of reasonable moving expenses upon his submittal of detailed written vouchers and subject to the prior approval of such expenses by the Compensation Committee of the Corporation or the Chairman of the Corporation. Executive shall have the use of a corporate American Express Card for payment of necessary business expenses. Executive shall submit on a timely basis such itemized accounts of all business expenses, together with such vouchers or receipts for individual expense items, as the Corporation may from time to time require under its established policies and procedures.

         (f) During the Term, the Corporation shall provide Executive, for Executive's use, a late model automobile suitable to the status of an executive of the Corporation and shall pay the attendant costs related thereto, including, but not limited to, insurance, repairs, lease payments and other related expenses, including gasoline.

         (g) To the extent the Corporation provides Officer and Director Liability Insurance to its officers, Executive shall be entitled to be covered by such insurance.

         6.       Rights of Termination.

         (a) For Cause. The Corporation shall have the right, at any time effective upon notice to Executive, to terminate this Agreement and Executive's employment hereunder for "cause" (as hereinafter defined). For purposes of this Agreement, "cause" means: (1) the Executive acting fraudulently in his relations with the Corporation, (2) the Executive misappropriating or doing material, intentional damage to the property of the Corporation, (3) the substantial breach or continuous neglect by the Executive of his employment obligations under this Agreement, or willful misconduct by the Executive in the performance of such obligations which occurs or persists after notice and an opportunity to cure, (4) any material breach by Executive of any of the terms of this Agreement, (5) the Executive being convicted of a felony, or (6) the Executive's failure to act in the best interest of the Corporation or breach of his fiduciary duties to the Corporation.

         (b) Disability; Death. In the event of Executive's permanent and total disability as determined under the Corporation's long-term disability program or, if no such program has been adopted, the continuous absence of Executive for 120 consecutive days or 180 days or more during any twelve month period due to physical or mental illness or incapacity, the Corporation shall have the right to terminate this Agreement and Executive's employment hereunder upon 30 days' prior written notice. In the event that Executive is able to and recommences rendering services and performing his duties hereunder within such 30-day notice period, Executive shall be reinstated and such notice shall be without further force or effect. If Executive dies during the Term, this Agreement shall terminate immediately upon his death.

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         7.       Effects of Termination.

         (a) In the event that Executive's employment is terminated pursuant to
Section 6(a) hereof, (i) Executive's employment hereunder shall immediately cease, (ii) the Corporation shall pay to Executive his accrued and unpaid salary, accrued vacation time and expense reimbursement through the date of termination in accordance with the Corporation's usual procedures and (iii) all then non-exercisable options held by Executive shall immediately and automatically terminate.

         (b) In the event that Executive's employment is terminated pursuant to
Section 6(b) hereof, (i) Executive's employment hereunder shall cease in accordance with Section 6(b), (ii) the Corporation shall pay to Executive his accrued and unpaid salary, accrued vacation time and expense reimbursement through the date of termination in accordance with the Corporation's usual procedures, (iii) all then exercisable options shall become exercisable as set forth in the Option Agreement, (iv) all then non-exercisable options that would vest as of the 1st of December after the date of termination shall remain outstanding and shall vest if the conditions set forth in Section 4 of this Agreement are met on such December 1st and thereafter such options shall be exercisable for the period set forth in the Option Agreement and (v) in the event of the death of Executive, any and all options (whether vested or unvested) shall be transferred in accordance with Executive's will.

         (c) In the event that Executive's employment hereunder is terminated by the Corporation other than pursuant to Section 6(a) or (b), then: (i) Executive shall be entitled to receive, and the Corporation shall continue to pay to Executive, the annual salary specified in Section 3 for the remainder of the Term, (ii) Executive shall be entitled, during the period during which such severance payment is being paid, to receive all benefits under the Corporation's medical insurance, disability insurance, life insurance and other benefit plans as are then in effect for executives of the Corporation, (iii) all then exercisable options shall become exercisable as set forth in the Option Agreement and (iv) all then non-exercisable options that would vest as of the 1st of December after the date of termination shall remain outstanding and shall vest if the conditions set forth in Section 4 of this Agreement are met on such December 1st and thereafter such options shall be exercisable for the period set forth in the Option Agreement.

         (d) In the event that Executive's employment hereunder is terminated by Executive, then: (i) the Corporation shall pay to Executive his accrued and unpaid salary, accrued vacation time and expense reimbursement through the date of termination in accordance with the Corporation's usual procedures and (ii) all then non-exercisable options shall immediately and automatically terminate upon such termination of employment.

         (e) Executive's obligations pursuant to Sections 8 and 9 hereof shall survive any termination of this Agreement for any reason whatsoever.

         8.       Confidentiality.

         (a) Executive understands and acknowledges that as a result of Executive's employment with the Corporation, and involvement with the business of the Corporation, he is or shall necessarily become informed of, and have access to, confidential information of the


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Corporation including, without limitation, inventions, patents, patent applications, trade secrets, technical information, know-how, plans, specifications, marketing plans and information, pricing information, identity of customers and prospective customers and identity of suppliers, and that such information, even though it may have been or may be developed or otherwise acquired by Executive, is the exclusive property of the Corporation to be held by Executive in trust and solely for the Corporation's benefit. Executive shall not at any time, either during or subsequent to his employment hereunder, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, or use, any of the Corporation's confidential information, without the written consent of the Corporation's Board of Directors, except for use on behalf of the Corporation in connection with the Corporation's business, and except for such information which legally and legitimately is or becomes of general public knowledge from authorized sources other than Executive.

         (b) Upon the termination of his employment with the Corporation for any reason, Executive shall promptly deliver to the Corporation all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials, including, without limitation, those of a secret or confidential nature, relating to the Corporation's business which are in Executive's possession or control. The Corporation shall reimburse Executive for any packing or moving costs reasonably incurred by Executive in connection with the foregoing delivery.

For purposes of this Section 8 and Section 9, the term "Corporation" includes the Corporation and any other predecessor corporation, and affiliates (including, without limitation, distributors, licensees, franchisees. subsidiaries and joint ventures).

         9.       Non-Competition.

         (a) Executive agrees that, during the Term, he shall not, anywhere in North America, directly or indirectly:

                  (i) engage, directly or indirectly, as an independent contractor or otherwise, in any activity for or on behalf of any person or entity in a competitive line of business to that carried on by the Corporation or any company affiliated with the Corporation during the term of his employment therewith;

                  (ii) solicit or attempt to solicit business of any customers of the Corporation (including prospective customers solicited by the Corporation) for products or services the same or similar to those offered, sold, produced or under development by the Corporation during the term of his employment therewith or dealt in by Executive during his employment with the Corporation;

                  (iii) otherwise divert or attempt to divert from the Corporation any business whatsoever;

                  (iv) solicit or attempt to solicit for any business endeavor any employee of the Corporation;


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                  (v) interfere with any employment relationship or other
         business relationship between the Corporation and any other individual, person, or other entity;

                  (vi) use the name of the Corporation or a name similar thereto; or

                  (vii) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person which is engaged in activities which, if performed by Executive would violate this Section 9.

The foregoing shall not prevent Executive from purchasing or owning up to five
(5) % of the voting securities of any corporation, the securities of which are publicly-traded.

         (b) Executive agrees that during the Term and ending three years after the termination of his employment with the Corporation for any reason, he shall not, directly or indirectly:

                  (i) solicit or attempt to solicit for any business endeavor any employee of the Corporation; or

                  (ii) interfere with any employment relationship between the Corporation and any other individual.

         10. Remedies and Survival. Because the Corporation does not have an adequate remedy at law to protect its interest in its trade secrets, privileged, proprietary or confidential information and similar commercial assets, or its business from Executive's competition, the Corporation shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach or a threatened breach of the provisions of Sections 8 or 9, be available to the Corporation. The Corporation shall not be required to plead or prove the inadequacy of damages. The provisions of Sections 8 and 9 and this Section 10 shall survive any termination of Executive's employment with the Corporation for any reason whatsoever.

         11. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes any prior or contemporaneous agreements or understandings with respect to its subject matter, and shall not be modified or terminated except by another agreement in writing executed by the Corporation and Executive. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

         12. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and such provision shall be carried out as

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nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

         13. Successors and Assigns. Neither party shall have the right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale or transfer of all or substantially all of the assets and business of the Corporation to another party, or upon the merger or consolidation of the Corporation with, or acquisition of the Corporation by, another corporation or entity, this Agreement shall inure to the benefit of, and be binding upon, both Executive and the party purchasing such assets, business and goodwill, or surviving such merger or consolidation or acquiring the Corporation, as the case may be, in the same manner and to the same extent as though such other party were the Corporation. Subject to the foregoing, this Agreement shall inure to the benefit of, and bind, the parties hereto and their legal representatives, heirs, successors and assigns.

         14. Communications. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time when mailed in any United States post office enclosed in a registered or certified postage-paid envelope and addressed as set forth at the beginning of this Agreement, or to such other address as any party may specify by notice to the other parties, or delivered by Federal Express or a similar overnight courier to such address; provided, however, that any notice of change of address shall be effective only upon receipt.

         15. Construction; Counterparts. The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect this construction of the provisions hereof. References in this Agreement to Sections are to the sections of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         16. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first set forth above.


                                   CONSOLIDATED CAPITAL OF
                                   NORTH AMERICA, INC.



                                   By: /s/ Paul Bagley
                                      ------------------------------------
                                      Paul Bagley
                                      Chairman and Chief Executive Officer


                                   EXECUTIVE:



                                   By: /s/ Richard D. Bailey
                                      ------------------------------------
                                      Richard D. Bailey